EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

CATO REPORTS 4Q AND FULL YEAR EARNINGS

Provides Q1 Outlook and 2015 Estimate

Charlotte, NC (March 19, 2015) – The Cato Corporation (NYSE: CATO) today reported net income for the fourth quarter and year ended January 31, 2015. For the fourth quarter, the Company reported net income of $9.2 million or $0.33 per diluted share, compared to net income of $3.8 million or $0.13 per diluted share for the fourth quarter ended February 1, 2014. For the quarter, net income increased 139% and earnings per diluted share increased 154% from the prior year. Full year fiscal 2014 net income was $60.5 million or $2.15 per diluted share compared to $54.3 million or $1.86 per diluted share for 2013. For the year, net income increased 11% and earnings per diluted share increased 16% from the prior year.

Sales for fiscal fourth quarter ended January 31, 2015 were $237.8 million, an increase of 11% from sales of $215.2 million for the fourth quarter ended February 1, 2014. For the quarter same-store sales increased 8% from last year. For the year, the Company's sales increased 7% to $977.9 million from 2013 sales of $910.5 million. Same-store sales for the year 2014 increased 4% from 2013.

“In 2014, Cato delivered its third highest earnings and second highest earnings per diluted share in Company history,” commented John Cato, Chairman, President and Chief Executive Officer. “In regard to the fourth quarter, earnings were positively impacted by sales above our trend, primarily due to favorable weather.”

In addition, fourth quarter gross margin increased to 36.5% of sales primarily due to higher merchandise margins. Selling, general and administrative expenses were 30.6% of sales, compared to 30.9% in the prior year. SG&A costs as a percent of sales were lower primarily due to the leveraging of store payroll costs, occupancy and lower store impairments, partially offset by higher accrued incentive compensation. The

Company’s effective income tax rate for the quarter decreased to 19.6% from 34.8% last year primarily due to the impact of the Work Opportunity Tax Credit being renewed for 2014 in the fourth quarter versus being available for the full year of 2013.

For 2014, gross margin increased to 38.6% of sales from 37.3% of sales in 2013, primarily due to higher merchandise margins and leveraging of buying and distribution costs. Selling, general and administrative expenses increased to 28.3% of sales compared to 27.0% in the prior year, primarily due to higher accrued incentive compensation, partially offset by lower closed store and impairment costs. The Company’s effective income tax rate decreased to 33.9% from 35.6% last year primarily due to state tax adjustments.

“Cato continues to maintain a strong balance sheet, with approximately $256 million in cash and short-term investments and no debt,” commented Mr. Cato. During 2014, the Company returned over $75 million to shareholders through dividends of $33.8 million and the repurchase of 1.5 million shares for $42.1 million. The Company maintained its quarterly dividend of $0.30 per share or $1.20 per year. For the fiscal year ended January 31, 2015, the Company opened 33 stores, relocated four stores and closed seven stores. As of January 31, 2015, the Company operated 1,346 stores in 32 states.

Q1 Outlook and 2015 Estimate

The start of 2015 has been difficult, with February same-store sales down 10%, primarily due to adverse weather. The Company believes that 2015 may continue to be challenging.

Earnings Estimates

We estimate first quarter same-store sales to be down 3% to 4% based upon February same-store sales being down 10% and adverse weather continuing into March. Based upon these estimates, the Company expects first quarter 2015 net income to be in a range of $28.8 million to $27.9 million, a decrease of 4% to 7% compared to $30.0 million in the first quarter 2014. The Company estimates earnings per diluted share will be in a range of $1.03 to $1.00, a decrease of 1% to 4% compared to $1.04 in first quarter 2014.

For 2015, the Company estimates same-store sales will be in a range of flat to down 2% and its gross margin rate will decrease to 38.0% to 37.8% from 38.6% in 2014, resulting in net income in a range of $61.2 million to $56.7 million, an increase of 1% to a decrease of 6% compared to $60.5 million in 2014. The Company estimates earnings per diluted share will be in a range of $2.19 to $2.03, an increase of 2% to a decrease of 6% compared to $2.15 in 2014.

The Company’s net income estimates for 2015 also reflect the following assumptions:

  The Company plans to open 45 new stores during the year.
  The Company anticipates closing up to 13 stores by year-end. At this time, only one specific store has been identified for closure.
  Capital expenditures are projected to be approximately $38 million, including $21 million for store development, $8 million for home office renovation and additional investment in the Company’s e- commerce platform as well as continued investment to enhance and upgrade existing systems. The store development expenditures are expected to be offset by approximately $6 million in landlord construction allowances.
  Depreciation is expected to be approximately $24 million for the year.
  The effective tax rate is expected to be approximately 36.2% and does not include any benefit from the Work Opportunity Tax Credit.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”. The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results and operational activities for fiscal 2015 and the first quarter of 2015, including statements under the headings “Q1 2015 Outlook and 2015 Estimate” and “Earnings Estimates,” are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, stated expectations, results and underlying assumptions regarding future events, conditions and results, including consumer spending and its underlying drivers, same-store sales, gross margin rates, net income, earnings per diluted share, store openings and closings, capital expenditures, depreciation and effective tax rates. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands;; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand; and other factors discussed under “Risk Factors” in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended February 1,2014, as amended or supplemented, and in other reports we file with or furnish to the SEC from time to time. We do not undertake, and expressly decline, any obligation to update any such forward-looking information contained in this report, whether as a result of new information, future events, or otherwise, even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED JANUARY 31, 2015 AND FEBRUARY 1, 2014

(Dollars in thousands, except per share data)

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 31,	February 1,
	2015	2014
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$93,946	$79,427
Short-term investments	162,185	161,128
Restricted Cash	4,479	4,701
Accounts receivable - net	41,023	39,224
Merchandise inventories	137,549	150,861
Other current assets	15,269	11,407
Total Current Assets	454,451	446,748
Property and Equipment - net	135,181	141,129
Noncurrent Deferred Income Taxes	3,363	1,373
Other Assets	15,283	7,668
TOTAL	$608,278	$596,918
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$193,901	$177,131
Noncurrent Liabilities	34,179	28,678
Stockholders' Equity	380,198	391,109
TOTAL	$608,278	$596,918